Exhibit 10.01
CLOUDERA, INC.
BONUS PLAN – EXECUTIVE OFFICERS AND LEADERSHIP TEAM
(as amended March 24, 2020)
Terms and Conditions
1.Effective Date and Term. This Cloudera Bonus Plan – Executive Officers and Leadership Team was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Cloudera, Inc. (the “Company”) effective on March 23, 2018 and amended by the Committee on March 24, 2020 (the “Plan”), pursuant to Section 10 of the Company’s 2017 Equity Incentive Plan (the “EIP”). The Plan is effective beginning fiscal year 2019 and thereafter, unless otherwise amended or terminated by the Committee. Performance under the Plan may be measured over a fiscal year, multiple fiscal years or any other period longer or shorter than one fiscal year, which periods may be concurrent or overlapping, as determined by the Committee, in its sole discretion (each such period, an “Eligibility Period”). It supersedes all prior bonus plans applicable to individuals who are deemed to be “executive officers” of the Company for purposes of Rule 3b-7 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Executive Officers”), and leadership team members as designated by the Committee, in each case who are not covered by any other bonus, commission, or similar incentive plan. Any other bonus plans applicable to Executive Officers and leadership team members previously approved by the Company are hereby terminated effective as of the first date of the initial Eligibility Period, and this Plan supersedes all such prior plans and any written or verbal representations regarding the subject matter of this Plan effective as of such date.
2.Administration. The Committee shall have discretionary authority to administer and interpret the Plan and to adopt rules and regulations to implement the Plan. The decisions of the Committee are final, binding and conclusive on all parties who have an interest in the Plan. In addition, the Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company (except with respect to the Executive Officers). The decisions of the Committee shall be final and binding on all parties making claims under the Plan.
3.Eligibility. Participation in the Plan is limited to Executive Officers and leadership team members who are designated by the Committee. Unless determined otherwise by the Committee, bonus payments will be prorated for participants who become eligible after the start of an Eligibility Period or for participants who are on a leave of absence for all or part of an Eligibility Period. A participant may be considered ineligible to participate in the Plan at any time and for any reason, at the Committee’s discretion, regardless of whether he or she remains an officer or employee of the Company. In the Committee’s sole discretion, employees who participate in the Plan and who transfer to a new position not covered by this Plan and are instead covered by another bonus, sales or similar incentive plan may be considered for a bonus under this Plan calculated on a pro-rata basis for the applicable period.
4.Bonus Pool. With respect to each Eligibility Period, the Committee, in its sole discretion, will establish a bonus pool, which may be established before, during or after the applicable Eligibility Period. Actual awards will be paid from the bonus pool.

5.Determination of Amounts. The Plan may provide a cash bonus that is paid based on the achievement of pre-established performance goals for relevant Performance Factors (as defined in the EIP), including Company performance goals and individual performance goals. The amount of a participant’s applicable bonus is determined as follows:
a.As soon as reasonably practicable after the beginning of an Eligibility Period, the Committee determines for that Eligibility Period the performance goals for each of the Performance Factors it deems appropriate. The performance goals and Performance Factors may be determined on the basis of any such factors the Committee determines relevant. The Committee may in its sole discretion determine the weighting of the applicable performance goals and Performance Factors.
b.The actual bonus (if any) payable to a participant with respect to an Eligibility Period shall be based on achievement of applicable performance goals for each of the Performance Factors as determined by the Committee in its sole discretion following the end of an Eligibility Period.
c.Performance goals and Performance Factors may be measured over the period of time determined by the Committee in its sole discretion.
d.The performance goals, Performance Factors and applicable Eligibility Period may differ from participant to participant and from award to award.
e.Should one-time, unbudgeted or unexpected items, acquisition-related activities or changes in applicable accounting rules occur, any actual results may be adjusted by the Committee when determining whether the performance goals or Performance Factors have been met.
f.Failure to meet the performance goals will result in a failure to earn the award, except as provided in this Plan.
g.The Committee reserves the right, in its sole discretion, to reduce, eliminate or increase the amount of a bonus payment otherwise payable to a participant.
6.Eligible Earnings. Unless determined otherwise by the Committee, “Eligible Earnings” are base salary, prorated for hire date, base salary rate changes and leaves of absence that occur in the Eligibility Period. Unless determined otherwise by the Committee, eligible Earnings exclude Company payments that are in addition to base salary, including but not limited to payments for moving or relocation allowances, or other bonuses or commissions, and changes to base salary throughout the calendar year will be reflected in final wages used to calculate the bonus.
7.Bonus Target. The target bonus may be a percentage of Eligible Earnings or such other amount determined by the Committee. A target bonus amount may be assigned to the participant by the Committee as soon as reasonably practicable after the beginning of an Eligibility Period or, if later, at or as soon as reasonably practicable after the time of the participant’s hiring. The target bonus amount may be modified from time to time thereafter by the Committee. The Plan can provide for payout above target for performance in excess of the performance goals or below target for performance below the performance goals.
8.Payment of Bonuses. Bonuses will be paid in cash. Payment of the bonus (if any) shall occur within 90 days after the end of any Eligibility Period in which the participant has earned a bonus. All bonus payments will be made net of applicable withholding taxes.

9.Employment Requirement. Except to the extent a severance agreement or other separate agreement between a participant and the Company provides otherwise, the participant must be employed by the Company at the time of the bonus payment to receive a cash bonus under this Plan.
10.Modification or Termination of the Plan. The Committee reserves the right, in its sole discretion, to modify, suspend or terminate this Plan at any time. Any such change must be in writing and approved by the Committee.
11.Benefits Unfunded. No amounts awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general unsecured creditors and must look solely to the general assets of the Company for the payment of their bonus awards.
12.Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.
13.Clawback or Recoupment. All bonuses paid pursuant to this Plan shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board of Directors of the Company or required by law during the term of a participant’s employment or other service with the Company that is applicable to such participant, and in addition to any other remedies available under such policy and applicable law, may require forfeiture of earned bonuses and the recoupment of any bonuses paid pursuant to this Plan.
14.No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself will be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee is employed “at will,” which means that either the employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.
15.General Provisions. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any bonus payment shall be determined in accordance with the laws of the State of Delaware (excluding its conflict of laws rules) and applicable Federal law. No incentive payment made under the Plan shall be intended to be deferred compensation under Section 409A of the Code and will be interpreted accordingly. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.
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